Exhibit No. 23.2

 INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Registration Statement of CP&L Energy, Inc. on Form S-8 of our report, dated February 8, 2000, except for Note 2, as to which the date is March 3, 2000, appearing in the Annual Report on Form 10-K of Carolina Power & Light Company for the year ended December 31, 1999, and our report, dated June 23, 2000, appearing in the Annual Report on Form 11-K of the Carolina Power & Light Company Stock Purchase-Savings Plan for the year ended December 31, 1999.



/s/ DELOITTE & TOUCHE LLP

Raleigh, North Carolina
October 13, 2000